Exhibit 99.1

AITX CEO Opens the Doors on 2025 Results, Realities, and the Road Ahead

A Candid Internal Presentation with the AITX And RAD Teams Offers Rare Insight into Execution, Priorities, and What Comes Next

Detroit, Michigan, January 2, 2026 — Artificial Intelligence Technology Solutions, Inc. (the “Company”) (OTCID:AITX), a global leader in AI-driven security and productivity solutions, today announced the upcoming release of a year-end video message from CEO/CTO and founder Steve Reinharz, scheduled for January 3, 2026. Recorded as a direct internal address to the full AITX and RAD teams, the video provides a rare look inside how leadership discusses 2025 results, operational realities, internal priorities, and the execution mindset guiding the Company into 2026.

The video will be released at 9:00 a.m. Eastern Time on Saturday, January 3, 2026, and will be available on the Company’s official YouTube channel and at AITX’s website at www.aitx.ai. The release provides public access to a leadership conversation that is typically reserved for internal audiences, offering visibility into how the organization closes a year and frames the next.

In the video, Reinharz walks through the Company’s year with uncommon directness, speaking to both progress and pressure points. He discusses where expectations were met, where they were not, and how leadership responded in real time. Topics include sales momentum entering 2026, production execution, product direction across hardware and software, internal discipline around spending, and how the organization is positioning itself for scale. Rather than a scripted update, the conversation reflects how priorities are set and communicated across the Company.

“In this conversation I wanted to be very direct about where we performed well, where we fell short, and how we adjusted,” Reinharz said. “We have built this Company by staying honest about execution, keeping priorities clear, and focusing on what moves the business forward. I felt it was important to share that perspective openly as we close one year and prepare for the next.”

The year end message also outlines the Company’s near-term focus and longer-range objectives, including the path toward positive operational cash flow, the pursuit of surpassing $1 million in recurring monthly revenue (RMR), and the broader ambition of positioning the business for a potential uplist to NASDAQ. Rather than presenting these goals as guarantees, the conversation frames them as execution targets supported by internal discipline, product momentum, and organizational alignment. The result is a rare window into how leadership is thinking about scale, timing, and accountability as AITX moves into 2026.

The full video message will be released on January 3 and provides direct context around the themes outlined above. Viewers are encouraged to watch the complete conversation to hear the perspective in Reinharz’s own words and to subscribe to the Company’s YouTube channel for future updates and leadership commentary.

About Artificial Intelligence Technology Solutions, Inc. (AITX)

AITX, through its primary subsidiary, Robotic Assistance Devices, Inc. (RAD), is redefining the nearly $50 billion (US) security and guarding services industry1 through its broad lineup of innovative, AI-driven Solutions-as-a-Service business model. RAD solutions are specifically designed to provide cost savings to businesses of between 35%-80% when compared to the industry’s existing and costly manned security guarding and monitoring model. RAD delivers these cost savings via a suite of stationary and mobile robotic solutions that complement, and at times, directly replace the need for human personnel in environments better suited for machines. All RAD technologies, AI-based analytics and software platforms are developed in-house.

The Company’s operations and internal controls have been validated through successful completion of its SOC 2 Type 2 audit, which is a formal, independent audit that evaluates a service organization’s internal controls for handling customer data and determines if the controls are not only designed properly but also operating effectively to protect customer data. This audit reinforces the Company’s credibility with enterprise and government clients who require strict data protection and security compliance.

RAD is led by Steve Reinharz, CEO/CTO and founder of AITX and RAD, who brings decades of experience in the security services industry. Reinharz serves as chair of the Security Industry Association’s (SIA) Autonomous Solutions Working Group and as a member of the SIA Board of Directors. The RAD team also draws on extensive expertise across the sector, including Mark Folmer, CPP, PSP, President of RAD and Chair of the ASIS International North American Regional Board of Directors, Troy McCanna, former FBI Special Agent and RAD’s Chief Security Officer, and Stacy Stephens, co-founder of security robotics company Knightscope. Their combined backgrounds in security industry leadership, law enforcement, and robotics innovation reinforce RAD’s ability to deliver proven, practical, and disruptive solutions to its clients.

RAD has a prospective sales pipeline of over 35 Fortune 500 companies and numerous other client opportunities. RAD expects to continue to attract new business as it converts its existing sales opportunities into deployed clients generating a recurring revenue stream. Each Fortune 500 client has the potential of making numerous reorders over time.

AITX is an innovator in the delivery of artificial intelligence-based solutions that empower organizations to gain new insight, solve complex challenges and fuel new business ideas. Through its next-generation robotic product offerings, AITX’s RAD, RAD-R, RAD-M and RAD-G companies help organizations streamline operations, increase ROI, and strengthen business. AITX technology improves the simplicity and economics of patrolling and guard services and allows experienced personnel to focus on more strategic tasks. Customers augment the capabilities of existing staff and gain higher levels of situational awareness, all at drastically reduced cost. AITX solutions are well suited for use in multiple industries such as enterprises, government, transportation, critical infrastructure, education, and healthcare. To learn more, visit www.aitx.ai, www.radsecurity.com, www.stevereinharz.com, www.raddog.ai, www.radgroup.ai, www.saramonitoring.ai, and www.radlightmyway.com, or follow Steve Reinharz on X @SteveReinharz.

CAUTIONARY DISCLOSURE ABOUT FORWARD-LOOKING STATEMENTS

The information contained in this publication does not constitute an offer to sell or solicit an offer to buy securities of Artificial Intelligence Technology Solutions, Inc. (the “Company”). This publication contains forward-looking statements, which are not guarantees of future performance and may involve subjective judgment and analysis. As such, there are no assurances that the Company will meet its expectations with respect to its future sales volume, becoming cash flow positive, and RMR. There is no guarantee that the Company will achieve a NASDAQ listing. The information provided herein is believed to be accurate and reliable, however the Company makes no representations or warranties, expressed or implied, as to its accuracy or completeness. The Company has no obligation to provide the recipient with additional updated information. No information in this publication should be interpreted as any indication whatsoever of the Company’s future revenues, results of operations, or stock price.

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Doug Clemons

248-270-8273

doug.c@radsecurity.com

1 https://www.ibisworld.com/united-states/market-research-reports/security-services-industry/